EXHIBIT 5.1
[HALE LANE ATTORNEYS AT LAW LOGO]
5441 Kietzke Lane / Second Floor / Reno, Nevada 89511
Telephone (775) 327-3000 / Facsimile (775) 786-6179
Website: http://www.halelane.com
April 3, 2006
Halo Technology Holdings, Inc.
200 Railroad Avenue
Greenwich, CT 06830
     Re:      Registration Statement on Form SB-2
Ladies and Gentlemen:
     We are acting as special Nevada counsel for Halo Technology Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 10,730,200 shares of Common Stock, par value $.00001 per share (the “Common Stock”) of the Company, all of which are to be offered and sold by stockholders of the Company (the “Selling Stockholders”). The shares of Common Stock being registered consist of 7,045,454 shares issuable upon conversion of shares of the Company’s Series D Preferred Stock issued under the terms of a Merger Agreement dated September 12, 2005, as amended October 26, 2005 and March 31, 2006 (the “Merger Agreement”), 1,818,182 shares issuable upon conversion of additional shares of Series D Preferred Stock issuable under the terms of the Merger Agreement, 331,122 shares issued in payment of accrued dividends on the issued and outstanding shares of Series D Preferred Stock and 1,535,442 shares reserved for future payment of dividends under the terms of the issued and outstanding shares of Series D Preferred Stock.
     We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Series D Preferred Stock and the Common Stock upon conversion thereof or in payment of dividends thereon, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.
     Based upon the foregoing, we are of the opinion that the shares of Common Stock being registered under the Registration Statement, to the extent currently outstanding, have been duly authorized and legally issued by the Company and are fully paid and nonassessable, and to the extent issuable (a) upon conversion of outstanding shares of Series D Preferred Stock issued under the Merger Agreement, when issued in accordance with the conversion provisions of such Series D Preferred Stock, (b) upon conversion of shares of Series D Preferred Stock issuable under the Merger Agreement, when such shares of Series D Preferred Stock are issued in accordance with the provisions of the Merger Agreement and such shares of Common Stock are issued in accordance with the conversion provisions of such Series D Preferred Stock, or (c) in payment of dividends on the outstanding shares of Series D Preferred Stock, when issued in accordance with the dividend provisions of the Series D Preferred Stock, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

Hale Lane Peek Dennison and Howard
Professional Corporation

/s/ Hale Lane